Exhibit 99.1

Press Release

18 December 2008

Virgin Media appoints Jerry Elliott as CFO

LONDON, December 18, 2008 (PRIME NEWSWIRE) — Virgin Media Inc. (Nasdaq: VMED) today announced the appointment of Jerry Elliott as its Chief Financial Officer. Mr Elliott, who will be based at Virgin Media’s head office in Hook, Hampshire, will take up his position as CFO with effect from January 5th 2009.

Mr Elliott has extensive finance, capital markets, M&A, operating and communications experience. Most recently, Jerry was Chief Operating Officer and Chief Financial Officer of Cengage Learning, a leading educational print and electronic publisher. Previous positions include President and CEO of Global Signal, a US cellular tower operator and CFO, and then President, of Citizen Communications (now Frontier Communications), a publicly listed US independent telecoms and internet company. He has also been Managing Director of investment banking in Morgan Stanley’s Media and Communications group and a Corporate Finance Partner at the international law firm Shearman & Sterling in New York.

To facilitate an orderly handover, Charles Gallagher, a former Board Member of Virgin Media who has been handling CFO duties on an interim basis during the search for a permanent appointment, has agreed to stay with the company until the end of March, at which point he will return to the United States to pursue his other business interests.

Neil Berkett, CEO of Virgin Media, commented: “We are very pleased that Jerry has agreed to join Virgin Media at such an exciting stage of our development. He is well respected and has strong experience in finance, capital markets, investor relations and M&A, as well as having excellent financial and operational management experience within the telecoms sector. I am looking forward to working with him very closely as we deliver on our company strategy. I’d also like to thank Charles Gallagher for his outstanding contribution to Virgin Media during 2008, both in driving strong financial results and significantly improving our capital structure. I wish him every success for the future”.

Jerry Elliot said: “I’m excited to be joining Virgin Media at a time of great opportunity. I believe the company will deliver solid growth and create significant value over the next several years and I am honoured to be part of the team that will drive the company forward.”

-ends-

CONTACTS:	Virgin Media

Media contact
Gareth Mead
+44 (0) 20 7909 2123
gareth.mead@virginmedia.co.uk

Investor relations
Richard Williams
+44 (0) 20 7299 5479
richard.williams@virginmedia.co.uk

Vani Bassi
+44 (0) 20 7299 5353
vani.bassi@virginmedia.co.uk

Tavistock Communications
John West
+44 (0) 20 7920 3150
jwest@tavistock.co.uk

Matt Ridsdale
+44 (0) 20 7920 3150
mridsdale@tavistock.co.uk